FOR IMMEDIATE RELEASE      Contact:          Merit Behavioral Care Corporation
                                             Gary Mack
                                             (630) 357-7552

                                             CMG Health, Inc.
                                             Mary Ann Knab
                                             (410) 234-2464

                        MERIT BEHAVIORAL CARE CORPORATION
                                AGREES TO ACQUIRE
                                CMG HEALTH, INC.

                  Park Ridge, NJ and Owings Mills, MD (July 16, 1997). Merit Behavioral Care Corporation ("MBC"), one of the nation's leading behavioral health managed care organizations, and CMG Health, Inc. ("CMG"), a major behavioral health managed care company, today jointly announced the signing of an Agreement and Plan of Merger providing for the acquisition by MBC of all of the capital stock of CMG. The acquisition will be effected through a merger of an affiliate of MBC with CMG, as a result of which CMG will become a wholly owned subsidiary of MBC. The Merger Agreement provides that holders of CMG's common and preferred stock will receive, in the aggregate, at closing (1) approximately $51.5 million in cash (subject to certain adjustments), (2) 750,000 shares of MBC common stock and (3) rights to receive certain additional cash and stock consideration based upon future events and the post-closing financial performance of CMG.

                  The acquisition will expand MBC's significant presence in the provision of behavioral health services to three key behavioral healthcare sectors: Medicaid carve-out programs, Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") programs and health maintenance organization ("HMO") products. MBC is providing mental health managed care services to enrollees of the State of Iowa's Mental Health Access Plan and the State of Tennessee's TennCare Partners Program (each a statewide Medicaid program), and manages the provision of mental health and substance abuse services on behalf of HMOs focused on Medicaid beneficiaries in seven other states. CMG is also a leading provider of mental health services to Medicaid recipients. As the managing member of Montana Community Partners, Inc., CMG arranges for the provision of mental health services for Medicaid-eligible and other lower income residents in the State of Montana under that state's Mental Health Access Plan. After the acquisition, CMG will continue to manage the Montana program.

                  In addition, MBC currently provides services to CHAMPUS beneficiaries in the program's Regions 7 and 8 (located in the Southwest and Central regions of the United States) through a subcontract arrangement with TriWest Healthcare Alliance. Through its relationship



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Page 2 -  MBC ACQUIRES CMG

with Humana Inc., CMG is also a major provider of mental health benefits to CHAMPUS beneficiaries. Choice Behavioral Healthcare Partnership, in which CMG is a 50% partner, manages the delivery of mental health managed care services to CHAMPUS beneficiaries in

CHAMPUS Regions 3 and 4 (comprising the Southeastern United States) under a subcontract arrangement with Humana.

                  MBC is a leading provider of capitated behavioral health services to HMOs serving commercial and Medicare populations, with membership totaling more than nine million lives. CMG also provides mental health and substance abuse services to more than 20 HMOs in various regions of the United States. CMG currently manages behavioral health benefits on a capitated basis for over 1.6 million HMO members, and has longstanding relationships with a number of leading HMOs.

                  Commenting on the transaction, Albert S. Waxman, Ph.D., Chairman and Chief Executive Officer of MBC, stated, "This acquisition represents an outstanding opportunity for each organization to capitalize on the other's strengths, experience and relationships. While a smaller company, CMG's portfolio of behavioral health products is very similar to MBC's; each company, for example, has years of experience in managing large capitated behavioral healthcare contracts for diverse populations in the public and private sectors. Consequently, the acquisition of CMG represents an obvious strategic fit for MBC, and will further enhance the combined companies' ability to provide the best possible care for our members."

                  "Since its beginnings in 1986, CMG has taken pride in its significant accomplishments and rapid growth. Joining MBC will benefit CMG and its customers not only today, but as we move into the future," noted CMG
President and Chief Executive Officer, Alan J. Shusterman, Ph.D. "The combination will allow us to bring greater breadth of service and depth of experience to our commercial, Medicaid and CHAMPUS business. The MBC-CMG organization will have broad multi-disciplinary clinical expertise and impressive operating capabilities, promoting the highest levels of quality, outcomes and customer service."

                  The Chase Manhattan Bank, the agent for MBC's existing senior credit facility, has committed to provide the financing required to complete the acquisition. The merger is subject to certain conditions, including the approval of CMG's stockholders at a special meeting to be held in late July, the expiration of antitrust regulatory waiting periods and the funding of the financing arrangements. The owners of a number of shares of CMG's capital stock sufficient to approve the merger, including Humana and Dr. Shusterman, have executed agreements with MBC under which they have agreed to vote their shares in favor of the merger at the special meeting of CMG's stockholders.

                  MBC  is  one  of  the  nation's  largest  managed   behavioral
healthcare organizations.



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Page 3 - MBC ACQUIRES CMG

The company currently provides mental health and substance abuse services and employee assistance programs to more than 18 million people and 800 clients across all 50 states through a national network of 36,000 staff and network providers and facilities. MBC clients include corporations and other private employers, union trusts, insurance carriers, HMOs, Blue Cross Blue Shield organizations and government entities.

                  CMG is a national managed behavioral health care company founded in 1986 with a mission to continually improve behavioral health through effective management. CMG serves over 30 clients through a network consisting of approximately 7,000 providers in 34 states. CMG currently covers over three million lives under a variety of financial arrangements including full-risk capitation, risk sharing and administration services only. Clients include state and local governments, Blue Cross Blue Shield organizations, HMOs and insurers.

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